Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "AMERICAN INDEPENDENCE FUNDS TRUST II", FILED IN THIS OFFICE ON THE EIGHTH DAY OF AUGUST, A.D. 2013, AT 3:16 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5359457 8100

130970212

AUTHENTICATION: 0656216

DATE: 08-12-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:23 PM 08/08/2013
FILED 03:16 PM 08/08/2013
SRV 130970212 - 5359457 FILE

RESTATED CERTIFICATE OF TRUST
OF
AMERICAN INDEPENDENCE FUNDS TRUST II

This Restated Certificate of Trust is being duly executed and filed pursuant to Delaware Statutory Trust Act (12 Del. C. § 3801.(c)(1) . The original statutory trust was formed on June 28, 2013 at 4 pm and authenticated on July 1, 2013 #055478.

The undersigned hereby certifies as follows:

ARTICLE I

The name of the statutory trust formed is:

"American Independence Funds Trust II" (the "Trust").

ARTICLE II

The name and business address of a trustee of the Trust is:

John Pileggi
American Independence Funds Trust II
c/o American Independence Financial Services, LLC
230 Park Avenue, Suite 534
New York, NY 10169

ARTICLE III

The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

ARTICLE IV

The address of the registered office of the Trust in the State of Delaware is:

National Corporate Research
615 South De Pont Highway
Dover, DE 19901

ARTICLE V

The address of the registered agent for service of process on the Trust in the State of Delaware is:

American Independence Funds Trust II
c/o National Corporate Research
615 South De Pont Highway
Dover, DE 19901

ARTICLE VI

The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interests in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series or class shall be enforceable against the assets of such series or class only, and not against the assets of the Trust generally or assets belonging to any other series or class, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series or class shall be enforceable against the assets of any other series or class.

ARTICLE VII

This Restated Certificate of Trust is effective June 28, 2013, the date of the original Trust filing in the Office of the Secretary of State of Delaware, for Accounting purposes online.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Trust as of this 9th day of August, 2013.

AMERICAN INDEPENDENCE FUNDS TRUST II

Name: John Pileggi
Title: Trustee